Exhibit 99.6
TERM NOTE

$25,000,000.00	Tulsa, Oklahoma December 16, 2024
FOR VALUE RECEIVED, each of the undersigned, each a Borrower and collectively the Borrowers, hereby jointly and severally promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors and assigns, the “Lender”) at the office of BOKF, NA dba BANK OF OKLAHOMA, as the administrative agent for the Lender (the “Administrative Agent”) at One Williams Center, 8th Floor, Tulsa, OK 74172, in immediately available funds, the amount of TWENTY FIVE MILLION DOLLARS and NO/100THS ($25,000,000.00) or, if less, the aggregate unpaid amount of all Term Loans made by the Lender to the undersigned under the Amended and Restated Loan Agreement, dated as of November 24, 2021 (as it may be amended, restated, renewed, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Borrowers, the Administrative Agent and the other lenders that are a party thereto from time to time, on the dates and in the amounts set forth in the Loan Agreement, and to pay interest from the date of such Term Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Loan Agreement. Terms used but not defined herein shall have the respective meanings assigned to them in the Loan Agreement.
Each Borrower jointly and severally promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Loan Agreement.
Pursuant to the terms of the Loan Agreement, Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
All borrowings evidenced by this Term Note (as amended or modified from time to time, this “Term Note”) and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the dates provided in the Loan Agreement, and recorded by such holder in accordance with its usual practice; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of any Borrower under this Term Note.
This Term Note is one of the Loan Documents referred to in the Loan Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Loan Agreement, all upon the terms and conditions therein specified. This Term Note is entitled to the benefit of the Loan Agreement and is guaranteed as provided therein and in the other Loan Documents referred to in the Loan Agreement. THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF OKLAHOMA.
[Signature page follows immediately.]

IN WITNESS WHEREOF, each Borrower has executed this Term Note as of the date first written above.
BORROWERS:

AAON, INC., an Oklahoma corporation, as a Borrower
By: /s/ Rebecca Thompson
Name: Rebecca Thompson
Title: Chief Financial Officer & Treasurer

AAON COIL PRODUCTS, INC., a Texas corporation, as a Borrower
By: /s/ Rebecca Thompson
Name: Rebecca Thompson
Title: Chief Financial Officer & Treasurer

BASX, INC., an Oregon corporation, as a Borrower
By: /s/ Rebecca Thompson
Name: Rebecca Thompson
Title: Chief Financial Officer

Signature Page to Term Note (Wells Fargo Bank, National Association)